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                                                           EXHIBIT 99.1

Press Release                             Source: Henry Bros. Electronics, Inc.
Henry Bros. Electronics, Inc. Reports Third Quarter Results
Thursday November 3, 8:00 am ET

* 2005 Third Quarter Revenues increase 45% over prior year quarter

* Sequential Revenues rise 11% from Second Quarter 2005

* Third Quarter EPS more than doubles to $0.05 from same period in 2004

SADDLE BROOK, N.J., Nov. 3 /PRNewswire-FirstCall/ -- Henry Bros. Electronics, Inc. (Amex: HBE - News), a turnkey provider of --- ---- technology-based integrated electronic security solutions, announced financial results for the three and nine months ended September 30, 2005.

Sales for the quarter ended September 30, 2005 increased $3,513,506 or 45% to $11,298,796 from $7,785,290 for the same period a year ago. On a sequential basis, sales increased $1,099,970 or 11% from $10,198,826 in the second quarter of 2005. Net income for the quarter ended September 30, 2005 increased $174,812 or 155% to $287,822 or $0.05 per share, compared to $113,010, or $0.02 per share, for the same period in 2004. On a sequential basis, net income per share was in line with the 2005 second quarter of $0.05 per share.

Sales for the nine-month period ended September 30, 2005 increased $10,133,423 or 51% to $30,110,696 compared to $19,977,273 in the year-ago period. Net income for the nine-month period was $656,081 or $0.11 per share, compared to a net loss of $42,944, or ($0.01) per share, for the same period in 2004.

Backlog as of September 30, 2005 was $14.8 million or $2.2 million below the June 30, 2005 backlog of $17 million, which represents the continued progress on completing two of our larger projects in the New York metropolitan market.

Jim Henry, Chief Executive Officer of Henry Bros. said, "We've made significant progress this quarter recognizing our backlog, and remain well positioned for future sales growth going forward. We continue to actively pursue homeland security projects within the New York Metropolitan area, and believe that due to our incumbencies with various large transportation authorities and our industry expertise to meet their needs in a cost effective manner, we will realize increased opportunity within this vertical market in the coming year. We have made considerable progress this quarter pursuing these projects, which traditionally have a long sell cycle."

"With our recent acquisition of Securus Inc., we've expanded our national presence into Colorado, which has consistently ranked among the top 10 fastest growing markets in the U.S. for the past five years. This acquisition opens the door to a number of opportunities for us based on our entry into this high growth market and our ability to leverage







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expanded capabilities and relationships from the acquisition in order to effectively pursue new business. As we work to integrate our two companies, we also expect to achieve operational efficiencies, which should create improved economies of scale and operating leverage going forward," added Mr. Henry.

"We remain on track to meet our annual guidance for 2005 sales to be in the range of $36 to $40 million and net income for the year to be between $1.0 and $1.2 million, or $0.17 to $0.21 per share, with a target operating margin of 5 percent," concluded Mr. Henry. The Company will host a conference call on Thursday, November 3, 2005 at 11:00 a.m. ET to discuss these results. To participate in the conference call, please dial 1-800-322-0079 (Domestic) or
(973) 935-2100 (International). A digital recording of the call will be available until Thursday, November 10, 2005 at 11:59 p.m. ET by dialing (877) 519-4471 in the United States or (973) 341-3080 outside the United States. To access the replay, users will need to enter the following code: 6646144.

About Henry Bros. Electronics, Inc.

Henry Bros. Electronics, Inc. (Amex: HBE - News) provides technology-based integrated electronic security systems, services and emergency preparedness consultation to commercial enterprises and government agencies. The Company has offices in California, Texas, Arizona, Colorado and New Jersey. For more information, visit http://www.henrybroselectronics.com

Safe Harbor Statement: Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. There can be no assurance that the Company's sales or net income will continue to increase. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained under the heading of risk factors listed in the Company's filings with the U.S. Securities and Exchange Commission. Henry Bros. Electronics Inc. does not assume any obligation to update the forward-looking information.

     Investor Contacts:

     Todd Fromer / Erika Levy             James Henry, CEO
     KCSA                                 Henry Bros. Electronics, Inc.
     212-896-1215 / 212-896-1208          201-794-6500
     tfromer@kcsa.com / elevy@kcsa.com    jhenry@dssi-hq.com








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                 HENRY BROS. ELECTRONICS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                    Unaudited

                              Nine months ended          Three months ended
                                September 30,               September 30,
                                2005       2004         2005           2004
    Revenue               $30,110,696   $19,977,273  $11,298,796   $7,785,290

    Cost of revenue        22,161,167    15,165,515    8,427,197    5,781,040

      Gross profit          7,949,529     4,811,758    2,871,599    2,004,250

    Operating Expenses:
    Selling general &
     administrative
     expenses               6,650,688     4,817,478    2,296,143    1,791,255

    Operating profit
     (loss)                 1,298,841        (5,720)     575,456      212,995

    Interest income            10,892         6,035        1,486        2,631
    Other Expense              (4,079)                      (299)

    Interest (expense)        (59,854)      (72,887)     (19,177)     (23,868)
    Income (loss) before
     tax expense (benefit)  1,245,800       (72,572)     557,466      191,758

    Tax expense (benefit)     589,719       (29,628)     269,644       78,748

    Net income (loss) after
     taxes                   $656,081      ($42,944)    $287,822     $113,010

    BASIC EARNINGS (LOSS)
     PER COMMON SHARE:
    Basic Profit (Loss)
     Per Common Share           $0.11        ($0.01)       $0.05        $0.02

    Weighted Average Common
     Shares                 5,739,398     5,613,187    5,739,398    5,301,287

    DILUTED EARNINGS (LOSS)
     PER COMMON SHARE:
    Diluted Profit (Loss)
     Per Common Share:          $0.11        ($0.01)       $0.05        $0.02
    Weighted Average
     Diluted Common
     Shares                 5,739,398     5,613,187    5,739,398    5,315,586